Exhibit 99.1

Investor Relations
(212) 479-3150

New Residential Investment Corp. Appoints Pamela F. Lenehan to Board of Directors

•	Addition of Pamela F. Lenehan to the Board of Directors adds further depth to the Board’s technology, corporate advisory, strategic planning and public board experience
•	Ms. Lenehan will be a member of the Board’s Audit Committee

NEW YORK – (BUSINESS WIRE) – April 15, 2019 – New Residential Investment Corp. (NYSE: NRZ, “New Residential” or the “Company”) announced today that the Board of Directors of the Company (the “Board”) has elected Pamela F. Lenehan, a senior executive with deep experience in technology, corporate advisory, strategic planning and public board environments, as an independent member of the Board, effective as of April 12, 2019. With the addition of Ms. Lenehan, New Residential’s Board composition now consists of eight members.

“We are extremely pleased to announce Pam as a new member of our Board of Directors,” said Michael Nierenberg, Chairman, Chief Executive Officer and President. “Pam’s knowledge and experience around technology, financial services and public boards will be valuable assets to our Board, management and New Residential’s overall long-term strategy. We look forward to the insight and leadership that she will add to our Board as we continue to successfully operate and expand our footprint.”

Background on Pamela F. Lenehan

Ms. Lenehan is currently President of Ridge Hill Consulting, a strategy and financial consulting firm. During her career, Ms. Lenehan was Senior Vice President, Corporate Development and Treasurer at Oak Industries and Chief Financial Officer of Convergent Networks.  Prior to those roles, Ms. Lenehan was also a Managing Director in Investment Banking at Credit Suisse, focused on mergers and acquisitions and equity and debt financing for public and private technology companies. In addition to her previous roles, Ms. Lenehan has extensive experience as a public company director, having served on five public boards over the course of her career.

Outside of her public board experience, Ms. Lenehan has been involved in other organizations focused on gender diversity, education and corporate governance. These include her role as member of the Board of Directors of the Center for Women & Enterprise, Co-Chair of the Boston Chapter of Women Corporate Directors, membership on the Board of National Association of Corporate Director’s New England chapter and membership on the advisory board of the American College of Corporate Directors, a national public company director education and credentialing organization.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments principally related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

New Residential Investment Corp.
Investor Relations, 212-479-3150